Exhibit 23.1


                         Consent of Independent Auditors


To the Board of Directors
Cybertel Communications Corp.

     We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 25, 2002 relating to the consolidated financial statements of Cybertel Communications Corp. for the year ended December 31, 2001 appearing in Cybertel's Form 10-KSB, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about Cybertel's ability to continue as a going concern.


July 10, 2002

Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas